                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               ENGLE HOMES, INC.
                                       AT
                              $19.10 NET PER SHARE
                                       BY
                            HELIOS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          TECHNICAL OLYMPIC USA, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 17, 2000, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF ENGLE HOMES, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.
                         ------------------------------
     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER (THE "MINIMUM CONDITION") AND THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS DESCRIBED IN SECTION 12 OF THIS OFFER TO PURCHASE.
                         ------------------------------
     THE OFFER IS NOT CONDITIONED ON THE PURCHASER (AS DEFINED HEREIN) OBTAINING FINANCING.

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should: (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and (A) mail or deliver the Letter of Transmittal (or such facsimile) with such shareholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), or (B) follow the procedure for book-entry transfer of Shares set forth in Section 3 of this Offer to Purchase or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
                         ------------------------------
  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
 THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                 IS UNLAWFUL.
                         ------------------------------
                      The Dealer Manager for the Offer is:
                         BANC OF AMERICA SECURITIES LLC
                                October 20, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE TENDER OFFER............................................    7
   1. Terms of the Offer....................................    7
   2. Acceptance for Payment and Payment for Shares.........    9
   3. Procedure for Tendering Shares........................    9
   4. Rights of Withdrawal..................................   12
   5. Certain U.S. Federal Income Tax Consequences..........   13
   6. Price Range of the Shares; Dividends..................   14
   7. Effect of the Offer on the Market for the Shares;
      Stock Quotation; Exchange Act Registration; Margin
      Regulations...........................................   14
   8. Certain Information Concerning the Company............   15
   9. Certain Information Concerning the Purchaser and
     Technical Olympic......................................   17
  10. Background of the Offer; Contacts with the Company....   18
  11. Purpose of the Offer; Plans for the Company; the
      Merger Agreement and Related Matters; Other
      Arrangements..........................................   20
  12. Certain Conditions to the Offer.......................   33
  13. Source and Amount of Funds............................   35
  14. Dividends and Distributions...........................   35
  15. Certain Legal Matters.................................   35
  16. Fees and Expenses.....................................   38
  17. Miscellaneous.........................................   38
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF THE
  PURCHASER, TECHNICAL OLYMPIC AND TECHNICAL OLYMPIC S.A....  I-1

                               SUMMARY TERM SHEET

     This summary of the offer highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the information agent or the dealer manager at their addresses and telephone numbers listed on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Helios Acquisition Corp. We are a Florida corporation formed for the purpose of making this offer. We are a wholly owned subsidiary of Technical Olympic USA, Inc., a Delaware corporation, which, in turn, is an indirect wholly owned subsidiary of Technical Olympic S.A., an international diversified construction company based in Athens, Greece.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to purchase all of the issued and outstanding shares of common stock of Engle Homes, Inc.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $19.10 per share, net to you, without interest, in cash, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. If you own your shares through a broker or other nominee and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Technical Olympic USA, our parent company, or one of its affiliates, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. Technical Olympic USA or its affiliates will provide all such funds from a combination of existing resources and from new borrowing arrangements. Our parent has obtained firm commitments from Bank of America, N.A. and its affiliates, Banc of America LLC and Banc of America Mortgage Capital Corporation, to provide some of the funds necessary to purchase shares in the offer. Our obligation to purchase shares in the offer is not conditioned on our obtaining financing. See Section 13.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Because the form of payment in the offer consists solely of cash and our offer is not contingent upon our receipt of financing, we do not believe our financial condition will be relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Friday, November 17, 2000 to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We reserve the right, subject to limitations in the merger agreement and under applicable law, to extend the period of time during which the offer remains open. See Section 1.

     We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Wilmington Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration of the offer represents at least a majority of the outstanding shares of Engle Homes on a fully diluted basis. We call this condition the "minimum condition."

     - We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in Engle Homes or its business.

     - We are not obligated to purchase shares that are validly tendered if, among other things, we and Engle Homes determine that the Hart-Scott-Rodino Antitrust Improvements Act applies to the offer and its applicable waiting period has not expired or been terminated. We and Engle Homes do not believe that the Act will apply to the offer or the subsequent merger primarily because these transactions fall under exemptions for the sale of real estate assets and businesses.

     The offer also is subject to a number of other conditions. We can waive some of the conditions to the offer without the Company's consent; however, we cannot waive the minimum condition. See Section 12.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificate(s) representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Wilmington Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Monday, December 18, 2000, you may withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period. See Sections 1 and 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to Wilmington Trust Company, the depositary for the offer, while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE ENGLE HOMES BOARD OF DIRECTORS THINK OF THE OFFER?

     The Engle Homes board of directors has unanimously determined that the offer and the merger are fair to, and in the best interests of, the holders of Engle Homes common stock, has approved and adopted the merger agreement and the merger, and recommends that the holders of the shares accept the offer and tender their shares in the offer.

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Shareholders who own shares representing approximately 34% of the outstanding common stock of Engle Homes (which could increase if any of these shareholders exercise any outstanding options) have agreed to tender their shares in the offer. See Section 11.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL ENGLE HOMES CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the offer, we expect to consummate the merger, and, following the merger, Engle Homes will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that (a) Engle Homes common stock will no longer meet the published guidelines of the Nasdaq National Market for continued listing and may be delisted from the Nasdaq National Market, (b) there may not be a public trading market for Engle Homes common stock and (c) Engle Homes may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See
Section 7.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE ENGLE HOMES SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for at least a majority of the outstanding shares of Engle Homes on a fully diluted basis, Helios Acquisition Corp. will be merged with and into Engle Homes. If that merger takes place, Technical Olympic USA will own all of the shares of Engle Homes. All remaining shareholders of Engle Homes (except for us and any shareholders properly exercising dissenters' rights, if available) will receive $19.10 per share in cash, or any higher price per share that we may pay in the offer. See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of Engle Homes shareholders and the number of shares of Engle Homes which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares of Engle Homes common stock. Also, as described above, Engle Homes may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 7 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 11, 2000, the last trading day before we announced the acquisition, the closing price of Engle Homes shares reported on the Nasdaq National Market was $15.75 per share. We encourage you to obtain a recent quotation for shares of Engle Homes common stock in deciding whether to tender your shares. See Section 6.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or
(212) 929-5500 (call collect) or Banc of America Securities LLC at (888) 583-8900 ext. 8537 (toll free) or (212) 583-8537 (call collect). MacKenzie Partners, Inc. is acting as the information agent and Banc of America Securities LLC is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Engle Homes, Inc.:

                                  INTRODUCTION

     Helios Acquisition Corp. (the "Purchaser"), a Florida corporation and a wholly owned subsidiary of Technical Olympic USA, Inc. ("Technical Olympic"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Engle Homes, Inc. (the "Company"), a Florida corporation, at $19.10 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (as may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

     The Purchaser and Technical Olympic are each indirect wholly owned subsidiaries of Technical Olympic S.A., a Greek corporation based in Athens. Technical Olympic S.A. is an international diversified general construction company that is involved in a variety of major infrastructure projects such as highways and roads, tunnels, airports, irrigation and land reclamation projects, marine and harbor works, and industrial, commercial, public and private buildings in Greece, the United Kingdom and Romania. Technical Olympic is active in homebuilding in the United States through its 80% ownership of Newmark Homes Corp., a publicly held homebuilder based in Texas.

     Tendering shareholders who have Shares registered in their name and who tender directly to Wilmington Trust Company, as the depositary (the "Depositary") will not be charged brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank or trust company should consult with such institution as to whether there are any fees applicable to a tender of Shares. Technical Olympic or the Purchaser will pay all charges and expenses of the Depositary, Banc of America Securities LLC, as the dealer manager (the "Dealer Manager"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of October 12, 2000, by and among the Company, Technical Olympic and the Purchaser. The Merger Agreement provides that the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation, wholly owned by Technical Olympic. The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company, and recommends that shareholders tender their shares pursuant to the Offer.

     For a discussion of the Company Board's recommendation, see "Item 4. The Solicitation or Recommendation" set forth in the Company's
Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9"), which is being mailed to shareholders with this Offer to Purchase.

     Salomon Smith Barney Inc. ("Salomon Smith Barney"), the Company's financial advisor, has delivered to the Company Board a written opinion, dated October 12, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the $19.10 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Technical Olympic and its affiliates) was fair, from a financial point of view, to such holders. A copy of Salomon Smith Barney's written opinion dated October 12, 2000 to the Company Board is contained in the Schedule 14D-9. Holders of Shares are urged to read the full text of such opinion carefully in its entirety.

     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total issued and outstanding Shares on a fully diluted basis as of the date such Shares are purchased pursuant to the Offer (the "Minimum Condition") and certain other conditions. See Section 12.

     For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights or securities convertible into shares of Engle Homes common stock, whether or not currently exercisable.

     The Company has advised Technical Olympic that, on October 11, 2000, 10,871,539 Shares were issued and outstanding and 965,100 Shares were subject to stock option grants. Neither Technical Olympic, the Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if approximately 5,918,320 Shares were validly tendered and not withdrawn prior to the expiration of the Offer.

     The Merger Agreement provides that each issued and outstanding Share (other than Shares owned by the Company, any direct or indirect wholly owned Subsidiary (as defined in the Merger Agreement) of the Company, Technical Olympic or the Purchaser or any Shares that are held by shareholders who have properly exercised dissenters' rights under Florida law, if available ("Dissenting Shareholders")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that promptly upon the purchase of and payment for the Shares pursuant to the Offer, Technical Olympic and the Purchaser will be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by Technical Olympic or the Purchaser) and (2) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company has agreed, upon the request of Technical Olympic or the Purchaser, to increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Technical Olympic's and the Purchaser's designees to be so elected or appointed to the Company Board and cause Technical Olympic's and the Purchaser's designees to be so elected. See Section 11.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the shareholders of the Company. Under Florida law, the shareholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by the Purchaser and its affiliates. Accordingly, if the Purchaser acquires a majority of the outstanding Shares, the Purchaser will have sufficient voting power required to approve the Merger without the affirmative vote of any other shareholder of the Company. In the event the Purchaser obtains 80% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser may effect the Merger pursuant to the short-form merger provisions of the Florida Business Corporation Act ("FBCA"), without the approval of any other shareholder of the Company.

     Certain shareholders of the Company owning in the aggregate 3,743,049 Shares, or approximately 34% of the Shares issued and outstanding on October 12, 2000, have entered into a Stock Voting and Tender Agreement dated as of October 12, 2000, with Technical Olympic and the Purchaser (the "Shareholders Agreement") whereby such shareholders have agreed to tender all of their Shares pursuant to the Offer. This agreement is more fully described in Section 11.

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, November 17, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires. Under no circumstances will any interest be paid on the Offer price for tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also conditioned upon the satisfaction of each of the other conditions described in Section 12. If any of these conditions is not satisfied prior to the Expiration Date (as may be extended by the Purchaser pursuant to the Merger Agreement), the Purchaser may decline to purchase any of the Shares tendered in the Offer and may terminate the Offer and return all tendered Shares to tendering shareholders. The Purchaser reserves the right (but shall not be obligated), subject to the provisions of the Merger Agreement, to waive any or all of such conditions, except the Minimum Condition or, subject to the right of shareholders to withdraw Shares until the Expiration Date, to retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the terms of the Merger Agreement (see
Section 11), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See
Section 4. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (1) to delay acceptance for payment of, or (regardless of whether such Shares were already accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, upon the occurrence of any of the conditions specified in Section 12 and (2) to waive any condition and to set forth or change any other term or condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof; provided that pursuant to the Merger Agreement, the Purchaser will not, without the prior written consent of the Company (such consent to be authorized by the Company Board), (1) waive the Minimum Condition,
(2) decrease the amount or change the form of consideration payable in the Offer, (3) decrease the number of Shares sought in the Offer, (4) impose additional conditions to the Offer, (5) change any of the conditions set forth in Section 12 (the "Offer Conditions"), (6) amend any other term of the Offer in any manner materially adverse to the holders of Shares (other than Technical Olympic or the Purchaser) or (7) except as provided below, extend the Offer.

     Notwithstanding the foregoing, the Merger Agreement provides that the Purchaser may, without the consent of the Company, (1) extend the Offer, if at the scheduled Expiration Date, any of the Offer Conditions have not been satisfied or waived, for one or more periods (each such period not to exceed ten business days) until such conditions are satisfied or waived, (2) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (3) extend the Offer for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clause
(1) or (2) of this sentence if on such Expiration Date the Offer Conditions have been satisfied or waived but there have not been tendered (and not withdrawn) that number of Shares that would equal 80% or more of the then outstanding Shares on a fully diluted basis and Technical Olympic and the Purchaser irrevocably waive any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer pursuant to this clause (3). The Merger Agreement provides that (1) if all of the Offer Conditions are not satisfied on any scheduled Expiration Date of the Offer, the Purchaser will, upon the Company's request, extend the Offer for a period of not more than ten business days and (2) if on the scheduled

Expiration Date all of the Offer Conditions have been satisfied except for the condition set forth in clause (iii) of paragraph (c) of Section 12 of this Offer to Purchase and less than ten business days have passed since Technical Olympic gave the written notice contemplated by such clause, the Purchaser will, upon the Company's request, extend the Offer until the date that is ten business days after such notice; provided, that the Purchaser will not extend the Offer beyond February 12, 2001 (the "Outside Date") or, if earlier, the termination of the Merger Agreement in accordance with its terms.

     Under the Merger Agreement and pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser, subject to certain conditions, may elect to provide a subsequent offering period of three to 20 business days in length following the expiration of the Offer on the Expiration Date (the "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed. Under the Exchange Act, no withdrawal rights apply to Shares tendered during the Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. If a Subsequent Offering Period is included, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

     If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered and not withdrawn prior to the Expiration Date, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

     If, prior to the Expiration Date, the Purchaser (with the prior written approval of the Company) decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, such decrease or increase shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time that notice of any decrease or increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with a list of the record holders of the Shares and their addresses, as well as mailing labels for such record holders, lists of non-objecting beneficial owners and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Date, if the Offer Conditions have been satisfied or waived. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See Section 15.

     Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders whose Shares have been accepted for payment.

     Under no circumstances will interest on the purchase price for shares be paid, regardless of any extension of the Offer or any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. In order for a shareholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (2) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary) prior to the Expiration Date or (3) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry

Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates for Shares not tendered or not accepted for payment are to be returned to, a person other than the registered holder of the certificates surrendered, the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. A shareholder desiring to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may nevertheless tender such Shares, provided that all of the following conditions are satisfied:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or overnight courier to the Depositary or transmitted by facsimile or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

     Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (including with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and such other Shares and securities or rights) will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will be deemed not effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and other Shares and securities or rights) in respect of any annual, special or adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares, including, without limitation, voting at any meeting of shareholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of the Purchaser, Technical Olympic, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of cash pursuant to the Offer, a U.S. Holder (as defined herein) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such U.S. Holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such U.S. Holder is not subject to backup withholding. If a U.S. Holder does not provide a correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such U.S. Holder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding. All U.S. Holders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Section 5 of this Offer to Purchase and Instruction 9 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, December 18, 2000 (or such later date as may apply if the Offer is extended).

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name, address and TIN of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Technical Olympic, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this
Section 4. Any such delay will be an extension of the Offer to the extent required by applicable rules and regulations.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and possibly to differing interpretations. No ruling will be requested from the IRS regarding the tax consequences of the Offer or the Merger, and there can be no assurance that the IRS will agree with the discussion set forth below. This discussion does not address state, local or foreign tax laws and, except as specifically noted, applies only to a U.S. Holder.

     A "U.S. Holder" means a holder of Shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and
(y) one or more U.S. persons have the authority to control all substantial decisions of the trust. In the case of a partnership that holds Shares, any partner described in any of clauses (1) through (4) above generally is also a U.S. Holder. A "Non-U.S. Holder" is a holder of Shares, generally including any partner in a partnership that holds Shares, that is not a U.S. Holder.

     The transfer of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares transferred by such U.S. Holder pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

     Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to preferential U.S. federal income tax rates if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for more than one year. Capital gains of corporations generally are taxed at the same federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

     A U.S. Holder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the U.S. Holder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See Section 3.

     If backup withholding applies to a holder of Shares, the Depositary is required to withhold 31% from payments to such holder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be claimed by the shareholder on a timely filed U.S. federal income tax return.

     The foregoing discussion may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares who are subject to special tax treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold shares as a position in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction and persons that have a functional currency other than the U.S. dollar. The discussion may not apply to a holder of shares in light of such holder's individual circumstances and may not discuss every aspect of U.S. federal tax law that may be relevant to holders (including, but not limited to, the applicability of any estate or gift tax laws). Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are listed for trading on the Nasdaq National Market under the symbol "ENGL." The following table sets forth, for the periods indicated, the high and low closing sales prices for the Shares on the Nasdaq National Market based upon published financial sources:

                                                             HIGH     LOW     DIVIDENDS
                                                            ------   ------   ---------
YEAR ENDED OCTOBER 31, 2000:
  Fourth Quarter (through October 18, 2000)..............   $18.81   $ 9.56     $  --
  Third Quarter..........................................    10.63     9.06      0.06
  Second Quarter.........................................    11.13     9.09      0.06
  First Quarter..........................................    13.63    10.31      0.06
YEAR ENDED OCTOBER 31, 1999:
  Fourth Quarter.........................................    13.00     8.63      0.06
  Third Quarter..........................................    14.13    11.63      0.06
  Second Quarter.........................................    14.00     8.75      0.04
  First Quarter..........................................    15.31    12.75      0.04
YEAR ENDED OCTOBER 31, 1998:
  Fourth Quarter.........................................    15.63    11.00      0.04
  Third Quarter..........................................    17.50    13.69      0.04
  Second Quarter.........................................    18.00    14.44      0.04
  First Quarter..........................................    19.50    13.88      0.04

     On October 11, 2000, the last full trading day before the first public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market was $15.75 per Share. On October 18, 2000, the closing price of the Shares on the Nasdaq National Market was $18.75 per Share. Shareholders are urged to obtain current market quotations for the Shares.

     The Merger Agreement prohibits the Company from declaring or paying any dividends until the earlier of (1) effectiveness of the Merger, (2) such time as designees of Technical Olympic and the Purchaser constitute a majority of the Company Board and (3) such time as the Merger Agreement may be terminated in accordance with its terms.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by the shareholders other than the Purchaser.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have either:

     - at least 750,000 publicly held shares, held by at least 400 shareholders of round lots (holders of 100 shares or more), with an aggregate market value of publicly held shares of at least $5 million, net tangible assets of at least $4 million, a minimum bid price of at least $1 per share, and at least two registered and active market makers providing quotations for the shares, or

     - at least 1.1 million publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of publicly held shares of at least $15 million, a minimum bid price of at least $5 per share and either (1) a market capitalization of at least $50 million or (2) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market makers providing quotations for the shares.

     If neither of the foregoing standards is met, the Shares would be subject to being delisted on the Nasdaq National Market. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the outstanding Shares are not considered as being publicly held for this purpose. According to information provided by the Company, as of October 11, 2000, there were approximately 52 shareholders of record.

     The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchange or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the list of "margin securities" of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Florida corporation with its principal executive offices located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, and its telephone number is (561) 391-4012. The Company designs, constructs, markets and sells detached single-family residences, townhomes, patio homes and condominiums to entry level and move-up buyers, retirees and second home, seasonal buyers.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Technical Olympic, the Information Agent and the Dealer Manager do not have any knowledge that any such information is untrue in any material respect, none of the Purchaser, Technical Olympic, the Information Agent or the Dealer Manager takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     Certain Financial Projections. The Company does not, as a matter of course, make public forecasts or projections as to its future financial performance. However, in connection with the negotiations between Technical Olympic and the Company, the Company made available to Technical Olympic and its representatives certain nonpublic information (the "Projections") regarding the Company's projected operating performance. Such information included, among other things, the Company's projections of revenues, net income and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company for the Company's fiscal years 2000 and 2001. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described below.

                                                 FISCAL 2000   FISCAL 2001
                                                 -----------   -----------
                                                       (IN MILLIONS)
Revenues.......................................    $796.1        $931.0
Net income.....................................      34.2          38.8
EBITDA.........................................      80.2          92.4

     The Projections were prepared solely for internal use and not with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and were not prepared with the assistance of, or reviewed by, independent accountants. The Projections are included in this Offer to Purchase solely because such information was furnished to Technical Olympic and the Purchaser by the Company. The Projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any such firm perform any other services with respect thereto. The Projections are based on a variety of assumptions relating to the business of the Company, industry performance, general business and economic conditions and other matters, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions, inflation rates and future business conditions. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that the Company, Technical Olympic, the Purchaser or their respective affiliates or representatives considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of Technical Olympic, the Purchaser, the Company or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of Technical Olympic, the Purchaser or the Company is under any obligation to or has any intention to update the Projections at any future time.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL

60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov. Although neither Technical Olympic nor the Purchaser has any knowledge that any such information is untrue in any material respect, Technical Olympic and the Purchaser take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND TECHNICAL OLYMPIC.

     The Purchaser is a Florida corporation and, to date, has engaged in no activities other than those incident to its formation, its entering into the Merger Agreement and the Shareholders Agreement and the commencement of the Offer. The principal executive office of the Purchaser is located at 1200 Soldiers Field Drive, Sugar Land, Texas 77479, and its telephone number is (281) 243-0127. All outstanding shares of common stock of the Purchaser are presently owned by Technical Olympic. In connection with satisfying certain financing requirements for Technical Olympic, it is expected that, prior to the consummation of the Offer, Technical Olympic will contribute all of the outstanding capital stock of Purchaser to a newly formed wholly owned subsidiary of Technical Olympic, which will be a Delaware corporation ("Engle Holdings").

     Engle Holdings will be a holding company established solely to hold the common stock of the Purchaser and will not engage in any activities other than those incident to its formation and the holding of Purchaser stock. The principal executive office of Engle Holdings is expected to be located at 1200 Soldiers Field Drive, Sugar Land, Texas 77479, and its telephone number will be
(281) 243-0127.

     Technical Olympic is a Delaware corporation with its principal executive offices located at 1200 Soldiers Field Drive, Sugar Land, Texas 77479, and its telephone number is (281) 243-0127. Technical Olympic invests directly or indirectly in various companies. Technical Olympic currently is the shareholder of record of 80% of the outstanding shares of Newmark Homes Corp. Technical Olympic is a wholly owned subsidiary of Technical Olympic (UK) Plc, a company incorporated under the laws of Great Britain.

     Technical Olympic is not subject to the informational reporting requirements of the Exchange Act and, as such, is not required to file reports, proxy statements or other information with the SEC. Technical Olympic has filed certain limited information with the SEC under Rules 13d-1 and 13d-2 of the Exchange Act.

     Technical Olympic (UK) Plc is a holding company that invests directly or indirectly in various companies and engages in the real estate industry. Its principal executive offices are located at 20 Solomou Street, Ana Kalamaki, Athens, Greece 17456, and its phone number is 011-301-996-9700. Technical Olympic (UK) Plc is a wholly owned subsidiary of Technical Olympic S.A.

     Technical Olympic S.A. is an international diversified general construction company incorporated under the laws of Greece. Technical Olympic S.A. is involved in a variety of major infrastructure projects such as highways and roads, tunnels, airports, irrigation and land reclamation projects, marine and harbor works, industrial, commercial, and public and private buildings in Greece, the United Kingdom and Romania. Its principal executive offices are located at 20 Solomou Street, Ana Kalamaki, Athens, Greece 17456 and, its phone number is 011-301-996-9700.

     The name, citizenship, business address, business phone number, current principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Technical Olympic and Technical Olympic S.A. are set forth in Schedule I hereto.

     During the last five years, none of the Purchaser, Engle Holdings, Technical Olympic, Technical Olympic (UK) Plc or Technical Olympic S.A. or, to the best of their respective knowledge, any of the persons listed on Schedule I hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Except as set forth in this Offer to Purchase, none of the Purchaser, Engle Holdings, Technical Olympic, Technical Olympic (UK) Plc or Technical Olympic S.A. or, to the best of their respective knowledge, any of the persons listed on
Schedule I hereto, or any associate or majority-owned subsidiary of the foregoing, (1) beneficially owns or has a right to acquire, directly or indirectly, any equity security of the Company or (2) has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of the Purchaser, Engle Holdings, Technical Olympic, Technical Olympic (UK) Plc or Technical Olympic S.A. or, to the best of their respective knowledge, any of the persons listed on
Schedule I hereto has any other contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of the Purchaser, Engle Holdings, Technical Olympic, Technical Olympic (UK) Plc or Technical Olympic S.A. or, to the best of their respective knowledge, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between the Purchaser, Engle Holdings, Technical Olympic, Technical Olympic (UK) Plc or Technical Olympic or to the best of their respective knowledge, any of the persons listed on Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In December 1999, Technical Olympic entered the U.S. homebuilding market through its acquisition of a controlling interest in Newmark Homes Corp. ("Newmark"). After the acquisition, Technical Olympic remained interested in increasing its homebuilding operations in the United States. In the early summer of 2000, representatives of Technical Olympic believed that the Company might be receptive to opening discussions regarding the sale of all of, or a controlling equity interest in, the Company. In late June 2000, representatives of Technical Olympic expressed to the Company's financial advisor Technical Olympic's interest in pursuing these discussions with the Company. The initial inquiries of Technical Olympic were regarding a possible acquisition of a controlling block of the Shares.

     In July 2000, the Company and Technical Olympic agreed to exchange information under a confidentiality arrangement. On July 18, 2000, representatives of Technical Olympic and members of the Company's senior management team met in Miami, Florida to discuss a potential acquisition transaction and, shortly thereafter, additional information was provided. During late July and early August, representatives of Technical Olympic evaluated publicly available information related to the Company and other information provided by the Company.

     On August 24, 2000, after completion of a preliminary financial evaluation, Technical Olympic provided the Company with a non-binding preliminary term sheet indicating a possible purchase price of $215 million for the Company. At such time, Technical Olympic conditioned its further negotiations with the Company on an exclusive dealings arrangement and the ability to conduct a substantial due diligence investigation of the Company. On August 28, 2000, the Company executed an agreement to negotiate exclusively with Technical Olympic through September 30, 2000. A revised preliminary term sheet was also provided by Technical Olympic, which formed the basis for further discussions regarding a proposed transaction.

     In September 2000, representatives of Technical Olympic advised senior executives of Newmark of its interest in the Company. On September 14, 2000, the special committee of three independent Newmark directors met and determined that Newmark would not pursue an acquisition of the Company due to the lack of necessary financial resources and the potential impact that such a large acquisition would have on Newmark's financial condition.

     Throughout September 2000, Technical Olympic conducted an extensive due diligence investigation of the Company and its subsidiaries, and representatives of the Company and Technical Olympic negotiated the terms of the Merger Agreement. In addition, at the insistence of the Company, Technical Olympic provided the Company with a firm commitment letter from a major financial institution with respect to the proposed borrowings required to fund the Offer and the Merger. On September 30, 2000, the Company extended the Technical Olympic exclusive negotiating period through October 12, 2000.

     As a condition to Technical Olympic's consideration of an acquisition transaction, Technical Olympic, the Company and representatives of the Company's executive officers and division presidents entered into negotiations for the New Employment Agreements (as defined below). Technical Olympic and certain shareholders of the Company also negotiated the terms of the Shareholders Agreement.

     Technical Olympic was informed that on October 6, 2000, the Company Board held a special meeting to consider the terms of the proposed acquisition of the Company by Technical Olympic. Technical Olympic was also advised that a special committee (the "Special Committee") of the Company's three independent directors was appointed to review the terms of the New Employment Agreements and to determine whether to recommend them to the full Company Board.

     Technical Olympic was informed that on October 10, 2000, the Company Board met again to consider the proposed transaction with Technical Olympic and that the Special Committee recommended that the Company Board approve the New Employment Agreements, and the Company Board unanimously approved such agreements.

     On October 11, 2000, the Board of Directors of Technical Olympic authorized and approved the Offer, the Merger and the Merger Agreement.

     Technical Olympic was advised that on the evening of October 11, 2000, the Company Board held a telephonic meeting to further consider the Technical Olympic offer, including the terms and proposed timing of the transaction, as well as the terms and status of the equity contribution and financing to be obtained by Technical Olympic in connection with the Offer. Technical Olympic was also advised that Salomon Smith Barney rendered to the Company Board an oral opinion (which opinion was confirmed by delivery of a written opinion dated October 12, 2000, the date of the Merger Agreement), to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $19.10 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Technical Olympic and its affiliates) was fair, from a financial point of view, to such holders. Technical Olympic was further advised that, at the conclusion of this meeting, the Company Board unanimously approved the Offer, the Merger and Merger Agreement, determined that the Offer, the Merger and the Merger Agreement are fair to and in the best interests of the Company's shareholders, and recommended that the shareholders accept the Offer and tender their Shares pursuant thereto.

     Early on October 12, 2000, Technical Olympic provided representatives of the Company with a fully executed updated commitment letter from Technical Olympic's lenders for the debt financing required for consummation of the Merger Agreement, as well as evidence that a required equity contribution or intercompany subordinated loan of at least $80 million had been obtained. The Company provided Technical Olympic with evidence that the New Employment Agreements were fully executed among the Company and its executive officers and division presidents. The Merger Agreement was thereafter finalized and executed prior to the opening of trading on October 12, 2000, and a joint press release announcing the proposed Offer and the Merger was issued.

     On October 20, 2000, the Purchaser commenced the Offer.

     For additional information regarding the background of the Offer, see Item 4 of the Schedule 14D-9.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND RELATED MATTERS; OTHER ARRANGEMENTS.

  Purpose of the Offer

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

     If the Minimum Condition is satisfied, the Purchaser will have the votes necessary under the FBCA to approve the Merger of the Purchaser with and into the Company. Therefore, based on information provided by the Company, if at least approximately 5,918,320 Shares are acquired pursuant to the Offer or otherwise, the Purchaser will be able to, and intends to, effect the Merger without the affirmative vote of any person other than the Purchaser. In addition, under the FBCA, Technical Olympic may cause the Purchaser to merge with and into the Company without a vote of the Company's shareholders if the Purchaser owns at least 80% of the outstanding Shares.

  Plans for the Company

     Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Technical Olympic currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time (as defined in the Merger Agreement) at least two members of the Company Board who are neither officers of Technical Olympic or the Purchaser nor designees, shareholders or affiliates of Technical Olympic or the Purchaser or Technical Olympic's affiliates. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Technical Olympic will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Technical Olympic intends to seek additional information about the Company during this period. Thereafter, Technical Olympic intends to review such information as part of a comprehensive review of its U.S. homebuilding businesses, operations, capitalization and management with a view to developing an integrated business strategy. This review may include an evaluation of alternatives for a restructuring of the Company and Technical Olympic's other U.S. operations.

     Except as otherwise described in this Offer to Purchase, neither Technical Olympic nor the Purchaser has any current plans or proposals that relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(2) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (3) any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors of the Company or to change any material term of the employment contract of any executive officer; (4) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (5) any other material change in the Company's corporate structure or business; (6) a class of securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association or (7) a class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

  The Merger Agreement

     The following is a summary of material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to

Schedule TO. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer as described in Section 1.

     The Merger. The closing of the Merger will take place no later than the third business day after satisfaction or waiver of the conditions of the Merger, unless another time or date is agreed to in writing by the parties. The Merger Agreement provides that, upon the closing of the Merger, the Company and the Purchaser will file Articles of Merger with the Department of State of the State of Florida. The Merger will become effective at such time as the Articles of Merger are duly filed with the Florida Department of State or at such later time as is specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the FBCA, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease, and the Company will be the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). In accordance with the FBCA, the Company will continue to be governed by the laws of the State of Florida.

     As of the Effective Time, by virtue of the Merger and without any action on the part of Technical Olympic, the Purchaser, the Company, or any shareholder,
(1) each Share issued and outstanding at the Effective Time (other than any Shares owned by the Company, any direct or indirect wholly owned subsidiary of the Company, Technical Olympic or any Dissenting Shareholders) will be converted into the right to receive $19.10 in cash, or such greater amount paid pursuant to the Offer, without interest (the "Merger Consideration") and (2) each share of capital stock of the Purchaser issued and outstanding at the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     As soon as reasonably practicable after the Effective Time, Technical Olympic will cause the Exchange Agent (as defined in the Merger Agreement) to mail to each shareholder of record a Letter of Transmittal and instructions for use in exchanging certificates evidencing Shares for the Merger Consideration. The Exchange Agent will pay to the shareholder of record, who surrendered Share certificate(s) for cancellation along with the Letter of Transmittal to the Exchange Agent, the Merger Consideration due, less any withholding taxes, and will cancel the surrendered certificates. Any shareholder who does not surrender their Share certificate(s) to the Exchange Agent within six months after the Effective Time must, thereafter, look only to Technical Olympic for payment of their claim for Merger Consideration. If any Share certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Share certificate would otherwise escheat to or become the property of any public official), any such Shares, cash, dividends or distributions in respect of such Share certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Technical Olympic, the Purchaser, the Company and the Exchange Agent will not be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Company Actions. The Company Board unanimously (1) determined that each of the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company, (2) approved the Merger Agreement, the Offer, the Merger and the Shareholders Agreement and the transactions contemplated thereby and (3) recommended that the Company shareholders accept the Offer, tender their Shares and approve and adopt the Merger Agreement.

     Concurrent with the filing of this Offer to Purchase, the Company is filing with the SEC and causing to be disseminated to the Company shareholders, the
Schedule 14D-9, which includes the recommendations described in the preceding paragraph. Subject to the provisions of the Merger Agreement, the Company Board may amend, modify or withdraw its recommendation, or make no recommendation, if the Company Board determines, following consultation with the Company's outside legal counsel, that such action is required to comply with applicable law.

     Shareholders Meeting. If required or if requested by Technical Olympic, the Company will, at Technical Olympic's option and direction and as soon as practicable, either (1) duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") or (2) submit the Merger to its shareholders for approval through shareholder action by written consent in lieu of a meeting for the purpose of obtaining the requisite number of votes to adopt the Merger and the Merger Agreement. In addition, the Company will, through the Company Board, recommend to its shareholders that they vote in favor of the approval and adoption of the Merger and the Merger Agreement; provided, however, that the Company Board may amend, modify or withdraw such recommendation if the Company Board determines, following consultation with the Company's outside legal counsel, that such action is required in order to comply with applicable law and so long as the Company Board submits the Merger to the Company's shareholders for approval at a meeting or by written consent with no recommendation in accordance with the FBCA. The Merger Agreement provides that, if applicable, Technical Olympic and the Purchaser will vote or cause to be voted all Shares owned of record by Technical Olympic, the Purchaser or any of its other Subsidiaries in favor of the approval and adoption of the Merger and the Merger Agreement.

     Notwithstanding the preceding paragraph or any other provision of the Merger Agreement, the Merger Agreement provides that, in the event that Technical Olympic, the Purchaser or any other subsidiary of Technical Olympic shall beneficially own in the aggregate at least 80% of the outstanding Shares and Technical Olympic, in its sole discretion, shall elect to effect the Merger pursuant to Section 607.1104 of the FBCA, the Company shall not be required to call a Company Shareholders Meeting or to file or mail a proxy statement or an information statement, and the parties to the Merger Agreement shall, subject to the provisions of Section 12 hereof, at the request of Technical Olympic, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of shareholders of the Company.

     If required by applicable law or requested by Technical Olympic, as soon as practicable following Technical Olympic's request, subsequent to payment for the Shares pursuant to the Offer, the Company and Technical Olympic will prepare and file with the SEC the proxy statement or the information statement, as applicable. Each of the Company and Technical Olympic shall use its reasonable best efforts to cause the proxy statement or the information statement, as applicable, to be mailed to the Company's shareholders, as promptly as practicable and to solicit proxies, if applicable, in favor of the adoption of the Merger Agreement and the approval of the Merger; provided, however, in the event that the Company Board withdraws its recommendation for the adoption of the Merger Agreement and the approval of the Merger, the Company will solicit proxies regarding the Merger Agreement and the Merger in a neutral fashion; provided, further, that such obligation to solicit proxies in a neutral fashion will not prohibit the Company Board from communicating the basis for its determination not to make a recommendation to the extent required under the FBCA.

     HSR Act Filings. The Company and Technical Olympic will each make as promptly as practicable any filing that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with regard to the transactions which are the subject of the Merger Agreement and each of them will take, if applicable, all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Technical Olympic will each provide information and cooperate in all other respects to assist the other of them in making its filing, or securing an exemption from filing, under the HSR Act. However, Technical Olympic and the Company believe that a filing under the HSR Act for the Offer or the Merger is not required and each does not presently intend to make such a filing. See Section 15.

     Conduct of Business. The Company has covenanted and agreed as to itself and its subsidiaries that, among other things and subject to certain exceptions, during the period from the date of the Merger Agreement until the earlier of (1) the Effective Time, (2) such time as designees of Technical Olympic and the Purchaser constitute a majority of the Company Board and (3) such time as the Merger Agreement may be terminated in accordance with its terms, the Company will and will cause each of its subsidiaries to:

     - operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of the Merger Agreement;

     - take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business;

     - at its expense, maintain all its assets in good repair and condition;

     - not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the Company's 1999 Annual Report on Form 10-K or under the Company's existing credit agreement;

     - not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business;

     - not redeem or purchase any of its stock and not declare or pay any dividends or make any other distributions or repayments of debt to its shareholders;

     - not make any loans or advances (other than advances for travel and other normal business expenses and other advances to non-officers that do not exceed $50,000 in the aggregate) to shareholders, directors, officers or employees;

     - maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals;

     - comply in all material respects with all applicable laws and regulations of governmental agencies;

     - not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business; provided that any new land purchase contract exceeding $8 million and any new land sale contract (other than an individual lot sale) is deemed not to be in the ordinary course of business;

     - not enter into or amend any employment, severance or similar agreements or arrangements (other than the hiring of any non-officer for at-will employment), or increase the salaries of any employees (other than through normal annual increases or as required by any Plan existing on the date of the Merger Agreement);

     - not adopt or become an employer with regard to any employee compensation, employee benefit or post-employment benefit plan or amend any Plan (as defined in the Merger Agreement);

     - not amend its articles of incorporation or bylaws;

     - not (1) issue or sell any of its stock (except upon exercise of options which are outstanding on the date of the Merger Agreement) or any options, warrants or convertible or exchangeable securities or (2) split, combine, or reclassify its outstanding stock;

     - not intentionally take, or intentionally fail to take, any action that would result in any of the representations and warranties of the Company contained in the Merger Agreement not being complete and accurate; and

     - not authorize or enter into any agreement to take any of the actions referred to herein.

     Access and Press Releases. Pursuant to the Merger Agreement and subject to certain terms therein, from the date of the Merger Agreement until the Effective Time, the Company has agreed to, upon reasonable request, afford Technical Olympic's representatives full access during normal business hours to all of its and its Subsidiaries' properties, books and records.

     Technical Olympic and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Offer or the Merger.

     Director and Officer Liability. Under the Merger Agreement, subject to certain terms therein, Technical Olympic and the Surviving Corporation will at all times after the Effective Time indemnify and hold harmless each person who is at the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, a director, officer or employee of the Company or any of its Subsidiaries ("Indemnified Parties"), in each case to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part on, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person's duties as a director, officer or employee of the Company or any of its Subsidiaries or affiliates to the same extent and on the same terms (including with respect to advancement of expenses) provided in the Company's articles of incorporation or bylaws, or in any indemnification agreements, in effect on the date of the Merger Agreement. Technical Olympic and the Surviving Corporation will pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other related obligations of Technical Olympic and the Surviving Corporation.

     Additionally, Technical Olympic will cause the Surviving Corporation to maintain, for a period of six years after the Effective Time, the Company's existing directors' and officers' liability insurance (provided that Technical Olympic may substitute therefor policies having the same coverage and amounts containing terms which are no less advantageous); provided, however, that neither Technical Olympic nor the Surviving Corporation will be obligated to make annual premium payments for such insurance to the extent such premiums exceed three times the annual premium paid during the year in which the Merger Agreement was executed, but in such case will purchase as much coverage as possible for that amount.

     Third Party Purchaser Proposals. Neither the Company nor any of its Subsidiaries will, and the Company will use its best efforts to cause its and its Subsidiaries' respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, (1) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiry or the making of any offer or proposal by a Third Party (as defined in the Merger Agreement) with respect to, or that could reasonably be expected to lead to, an Acquisition Transaction (as defined in the Merger Agreement) or
(2) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible Acquisition Transaction, or enter into, approve or recommend any agreement requiring it to fail to consummate the Merger or any of the other material transactions contemplated by the Merger Agreement.

     Notwithstanding the foregoing, the Company may, in response to a proposal which was not solicited after the date of the Merger Agreement, furnish information to, and engage in discussions or negotiations with, a Third Party, if, but only if, (1) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that the Third Party is financially capable of completing the transaction that is the subject of the proposal and that, if completed, such transaction would result in greater value to the Company's shareholders than the transactions contemplated by the Merger Agreement and would be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement and (2) before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, the Third Party, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between Technical Olympic and the Company, which confidentiality agreement does not provide for any exclusive right to negotiate with the Company or any payments by the Company; provided that nothing in this paragraph will prohibit the Company Board from complying with rules under the Exchange Act with regard to a tender offer or an exchange offer or prohibit the Company from selling assets or properties in the ordinary course of business.

     The Company will (1) no later than the end of the first business day after the Company receives an inquiry, proposal or offer with respect to a possible Acquisition Transaction or a request for non-public information relating to the Company in connection with a possible Acquisition Transaction or for access to its or any of its Subsidiaries' properties, books or records by any Third Party that informs the Company Board that the Third Party is considering making, or has made, a proposal or offer with respect to an Acquisition Transaction (any such inquiry, proposal, offer or request being an "Acquisition Proposal"), notify Technical Olympic in writing of the inquiry, proposal, offer or request,
(2) in that written notice, indicate in reasonable detail the terms and conditions of the proposal or offer and, to the extent consistent with agreements to which the Company is bound as of the date of the Merger Agreement, the identity of the Third Party (including the name of the Third Party), (3) promptly notify Technical Olympic of any determination by the Company Board that the Company should furnish information to, or engage in discussions or negotiations with, any Third Party and (4) keep Technical Olympic reasonably informed of the progress of any discussions or negotiations with any Third Party.

     The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Technical Olympic and the Purchaser) which have been conducted before the date of the Merger Agreement with respect to any possible Acquisition Transaction and, if contacted by any such parties, will inform any such parties of the Company's obligations under the Merger Agreement.

     Company Stock Options. As promptly as practicable following the execution of the Merger Agreement, the Company will use its best efforts to cause each holder of an unexercised and then-outstanding option for Shares granted under any Company employee benefit plan or otherwise to either (1) exercise all such options prior to the consummation of the Offer, (2) execute and deliver an agreement with the Company and Technical Olympic prior to the consummation of the Offer agreeing to exercise all unexercised options immediately preceding the consummation of the Merger and acknowledging that all such options shall be cancelled and cease to be outstanding upon consummation of the Merger or (3) execute and deliver an agreement with the Company and Technical Olympic prior to the consummation of the Offer agreeing to exchange such option within five days following the consummation of the Offer for payment of an amount in respect thereof equal to the product of (a) the excess, if any, of the Price Per Share (as defined in the Merger Agreement) over the per share exercise price thereof and (b) the number of Shares subject thereto (such payment to be net of applicable withholding taxes).

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Technical Olympic and the Purchaser, including representations relating to corporate existence and good standing; corporate power, authority, authorizations and approvals; absence of violations; government authorizations; qualifications to do business; capitalization; repurchases of Shares; subsidiaries; SEC filings; financial statements; conduct of business in the ordinary course; absence of occurrences having a Material Adverse Effect (as defined below); compliance with laws; licenses and permits; taxes; environmental matters; employee matters; labor matters; the opinion of the Company's financial advisor; litigation; and absence of applicability of any state take-over statutes.

     Certain representations and warranties in the Merger Agreement made by the Company are qualified as to materiality or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" on a company means a material adverse effect on (1) the business, operations, results of operations, properties, assets, liabilities or financial condition of that company and its Subsidiaries taken as a whole or (2) the ability of that company to consummate the Offer or the Merger, other than a material adverse effect resulting from (a) a change in U.S. generally accepted accounting principles, (b) a change or occurrence affecting the homebuilding industry generally, or (c) a change in general economic conditions (including, without limitation, a change in interest rates).

     Pursuant to the Merger Agreement, Technical Olympic and the Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and good standing; corporate power, authority and authorizations; absence of violations; government authorizations; litigation; their receipt of a financing commitment letter and their ability to finance the Offer and the Merger; and the Purchaser's lack of business activities other than as described herein.

     Absence of Brokers. The Company and Technical Olympic each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of the Merger Agreement, except that Banc of America Securities LLC acted as a financial adviser to Technical Olympic and the Purchaser, and Salomon Smith Barney acted as a financial advisor to the Company. Technical Olympic will pay all the fees and other charges of Banc of America Securities LLC. The Company will pay all the fees and other charges of Salomon Smith Barney. The Company indemnifies Technical Olympic and the Purchaser against, and agrees to hold each of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Company. Technical Olympic indemnifies the Company against, and agrees to hold it harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to Technical Olympic or the Purchaser.

     Conditions to the Merger. The obligations of each of the Company, Technical Olympic and the Purchaser to effectuate the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

     - Shareholder Approval. The Company will have obtained all approvals of holders of Shares necessary to approve the Merger Agreement and the Merger to the extent required by law.

     - No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction will be in effect and have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; provided that each party has used commercially reasonable efforts to prevent the entry of any such injunction or order.

     - Required Regulatory Approvals. All Required Regulatory Approvals (as defined in the Merger Agreement) will have been obtained and will be in full force and effect.

     - Completion of the Offer. The Purchaser will have purchased, pursuant to the terms and conditions of the Offer, all Shares duly tendered and not withdrawn; provided, however, that neither Technical Olympic nor the Purchaser will be entitled to rely on this condition if either of them has failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger Agreement, by the shareholders of the Company:

          (a) by mutual written consent of Technical Olympic and the Company, by action of their respective Boards of Directors;

          (b) by either the Company or Technical Olympic if (1) the Offer has expired without any Shares being purchased or (2) the Offer has not been consummated by the date that is four months from the date of the Merger Agreement (the "Outside Date"); provided that the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before such date;

          (c) by either the Company or Technical Olympic if any court or other governmental entity has issued an order, decree or ruling or taken any other action (that has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by Technical Olympic, prior to the purchase by the Purchaser of Shares pursuant to the Offer, if (1) the Company Board (or any committee thereof) has withdrawn or adversely modified (including by amendment of the
     Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Merger Agreement or the Company Board, upon request by Technical Olympic following receipt by the Company of an Acquisition Proposal, fails to reaffirm such approval or recommendation within ten business days after such request, or has resolved to do any of the foregoing; (2) the Company Board has recommended to the shareholders of the Company that they approve an Acquisition Proposal other than the transactions contemplated by the Merger Agreement; (3) a tender offer or exchange offer is commenced for Shares (other than by Technical Olympic or an affiliate of Technical Olympic) and the Company Board recommends that the shareholders of the Company tender their Shares in such tender or exchange offer; or (4) any Person other than Technical Olympic, the Purchaser or any of their affiliates or any group of which any of them is a member has entered into a definitive agreement or an agreement in principle with the Company or any of its

     Subsidiaries with respect to an Acquisition Proposal or the Company Board (or any committee thereof) has approved any of the foregoing;

          (e) by Technical Olympic, prior to the purchase by the Purchaser of Shares pursuant to the Offer, if (1) any of the representations and warranties of the Company contained in the Merger Agreement is not complete and accurate, individually or in the aggregate with the other representations and warranties of the Company contained in the Merger Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to materiality or to Material Adverse Effect, in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company, as if such representations and warranties were made as of such time on or after the date of the Merger Agreement (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall not be so complete and accurate in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company as of such specific date), (2) certain of the representations and warranties regarding the Company's capitalization and the Company's subsidiaries are not complete and accurate in all material respects as of such time on or after the date of the Merger Agreement, provided that for the purposes of this provision, such representations and warranties regarding the Company's subsidiaries will be deemed complete and accurate in all material respects if they are complete and accurate in all material respects with respect to the Significant Subsidiaries (set forth on a schedule to the Merger Agreement), (3) the Company has breached in any material respect any covenant or agreement contained in the Merger Agreement and has not cured that breach within ten business days after written notice from Technical Olympic or (4) any change or event shall have occurred that has, or could reasonably be expected to have, a Material Adverse Effect on the Company;

          (f) by the Company, if (1) it is determined that any of the representations and warranties of Technical Olympic or the Purchaser contained in the Merger Agreement is not complete and accurate, individually or in the aggregate with the other representations and warranties of Technical Olympic and the Purchaser contained in the Merger Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to materiality, in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the ability of Technical Olympic or the Purchaser to consummate the Offer or the Merger or (2) Technical Olympic or the Purchaser has breached in any material respect any covenant or agreement contained in the Merger Agreement and has not cured that breach within ten business days after written notice from the Company;

          (g) by the Company, if the Purchaser fails to (1) commence the Offer or keep the Offer open as required in the Merger Agreement or (2) purchase validly tendered Shares in violation of the terms of the Offer and the Merger Agreement; or

          (h) by the Company, prior to the purchase by the Purchaser of Shares pursuant to the Offer, if (1) the Company receives an Acquisition Proposal in which a person or group (a "Potential Acquiror") makes a specific proposal for an Acquisition Transaction on specific terms (a "Firm Proposal"), or a Potential Acquiror commences a cash tender offer or exchange offer for at least a majority of the Company's outstanding stock (other than any already owned by the Potential Acquiror), (2) within 15 business days after the Company receives the Firm Proposal or the tender offer or exchange offer is commenced, the Company Board determines that the Firm Proposal or the tender offer or exchange offer is a Superior Proposal (as defined below) and resolves to accept the Superior Proposal, or to recommend that shareholders vote for, authorize, or tender their Shares in response to, the Superior Proposal, unless Technical Olympic and the Purchaser agree within five business days to increase the Price Per Share to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal,
     (3) the Company has given Technical Olympic at least five business days' prior notice (A) of the terms of the Superior Proposal (including the consideration per share, valuing non-cash consideration as described below, which the Company's shareholders would receive as a result of the Superior Proposal), and (B) that unless Technical Olympic agrees in writing within the five business day period to increase the Price Per Share to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal, as set forth in the notice, the Merger Agreement will terminate, and (4) the Company has (A) paid Technical Olympic $8.5 million, (B) reimbursed Technical

     Olympic for all Technical Olympic Expenses (defined as Parent Expenses in the Merger Agreement) regarding which Technical Olympic has presented reasonable documentation to the Company, and (C) agreed in writing to reimburse Technical Olympic for all Technical Olympic Expenses for which Technical Olympic subsequently presents reasonable documentation to the Company (up to a total reimbursement of Technical Olympic Expenses under clauses (B) and (C) not exceeding $3 million). For the purposes of the Merger Agreement, a "Superior Proposal" is a proposal for an Acquisition Transaction or a tender offer or exchange offer which (A) would result in the Company's shareholders receiving consideration which is greater than the Price Per Share (valuing non-cash consideration at its fair value as determined in good faith by the Company Board after consultation with its financial advisor), (B) is not subject to the outcome of due diligence or any other form of investigation, (C) is not subject to a financing contingency and is from a proposed acquiror which the Company Board determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction and (D) the Company Board determines in good faith to be more favorable to the Company's shareholders than the transactions contemplated by the Merger Agreement. A notice that the Merger Agreement will terminate given pursuant to clause (3) of the first sentence of this paragraph (h) will be irrevocable (unless Technical Olympic consents in writing to its being withdrawn by the Company) and (unless Technical Olympic and the Purchaser agree within five business days to increase the Price Per Share to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal) will result in the termination of the Merger Agreement on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (4) of the first sentence of this paragraph (h).

     In the event that the Merger Agreement is terminated by either the Company or Technical Olympic as provided above, neither party will have any further rights or obligations under the Merger Agreement, except that certain provisions in the Merger Agreement, including provisions relating to the payment of termination fees and the payment of, and reimbursement for, expenses, will survive any termination of the Merger Agreement. However, nothing contained in the Merger Agreement will relieve either party of liability for any breach of the Merger Agreement that occurs before the Merger Agreement was terminated.

     In the event that the Merger Agreement is terminated by Technical Olympic pursuant to paragraph (d) or clause (3) of paragraph (e) above, then the Company will pay Technical Olympic $8.5 million and up to $3 million of Technical Olympic Expenses incurred in connection with the Offer and the Merger. In the event that (1) the Merger Agreement is terminated pursuant to paragraph (b) above and the Minimum Condition has not been satisfied or pursuant to clause
(1), (2) or (4) of paragraph (e) above, (2) prior to such termination, an Acquisition Proposal was made or any person (other than Technical Olympic or the Purchaser) acquired beneficial ownership of more than 20% of the outstanding voting securities of the Company or was granted an option or right to acquire more than 20% of such voting securities of the Company and (3) an Acquisition Transaction is consummated within 12 months of the date of such termination, then the Company will pay Technical Olympic $8.5 million and up to $3 million of Technical Olympic Expenses incurred in connection with the Offer and the Merger.

     Amendment. The Merger Agreement may be amended by an agreement in writing signed by both the Company and Technical Olympic.

     Board of Directors. Pursuant to the Merger Agreement, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, not less than a majority of the outstanding Shares pursuant to the Offer, Technical Olympic and the Purchaser will be entitled to designate members of the Company Board such that they will have a number of representatives on the Company Board, rounded up to the next whole number, equal to the product of (1) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (2) the percentage of such number of Shares owned in the aggregate by Technical Olympic or the Purchaser bears to the number of Shares outstanding; provided, however, that until the Effective Time, there will be at least two directors (the "Independent Directors") who are neither officers of Technical Olympic or the Purchaser nor designees, shareholders or affiliates of Technical Olympic or the Purchaser or Technical Olympic's affiliates. The Company will, upon request by Technical Olympic or the Purchaser, on the date of such request, (1) either increase the size of the Company Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Technical Olympic's and the Purchaser's designees to be elected or appointed to the Company Board and (2) cause Technical Olympic's and the Purchaser's designees to be so elected or appointed, including mailing to its shareholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which information statement is attached as Annex A to the Schedule 14D-9.

     Following the election or appointment of Technical Olympic's and the Purchaser's designees and prior to the Effective Time, any (1) amendment or termination of the Merger Agreement by the Company, (2) extension of time for the performance, or waiver, of the obligations of other acts of Technical Olympic or the Purchaser or (3) waiver of the Company's rights under the Merger Agreement, will require approval by a majority of the Independent Directors in addition to any required approval by the full Company Board.

     Charter and Bylaws. The Merger Agreement provides that, at the Effective Time and without any further action on the part of the Company and the Purchaser, the articles of incorporation of the Company will be amended to read in their entirety as the articles of incorporation of the Purchaser as in effect immediately prior to the Effective Time until thereafter amended, provided that such articles of incorporation will be further amended to reflect Engle Homes, Inc. as the name of the Surviving Corporation. Under the Merger Agreement, the bylaws of the Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended.

     Officers and Directors of Surviving Corporation. The officers and directors of the Purchaser and/or any individuals designated by the Purchaser immediately prior to the Effective Time shall be the initial officers and directors, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director, as the case may be, or until their respective successors are duly elected and qualified.

     Other Actions; Filings; Consents. Subject to the terms and conditions of the Merger Agreement, Technical Olympic and the Company each will (1) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things, which are necessary (or, upon the reasonable request of any party, proper or appropriate) under applicable laws and regulations, or are required to be taken by any governmental authorities, to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, (2) use its commercially reasonable efforts to make as promptly as practicable all necessary filings, and subsequently make any other required submissions, with regard to the Merger Agreement or the transactions contemplated by the Merger Agreement under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws or regulations,
(B) the HSR Act and any related governmental requests under that Act and (C) any other applicable federal, state, local or foreign statutes, laws, rules or regulations, (3) use its commercially reasonable efforts to obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained by the Company or Technical Olympic or any of their respective Subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, (4) use its commercially reasonable efforts to resolve any objections which may be asserted by any governmental authority with regard to the Merger or any other transactions contemplated by the Merger Agreement under any antitrust, trade or regulatory laws or regulations, (5) furnish the other of them, upon request, with copies of all correspondence, filings and communications between it and its affiliates and representatives, on the one hand, and any governmental authority or member of the staff of any governmental authority, on the other hand, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement, (6) furnish the other of them with all information and reasonable assistance which the other of them may reasonably request in connection with the preparation of filings, registrations or submissions of information required by any governmental authorities and (7) use its commercially reasonable efforts to cause any injunction, restraining order or other order of any court or governmental authority which adversely affects the ability of the parties to consummate the transactions contemplated by the Merger Agreement to be dissolved, and to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Offer or the Merger or seeking material changes in the terms of the Offer or the Merger. At Technical Olympic's reasonable request, the Company will use its commercially reasonable efforts to obtain the consent of any third party required to be obtained by the Company under any agreement or instrument to which either the Company or any of its Subsidiaries is a party or by which any of them is bound in connection with the transactions contemplated by the Merger Agreement; provided, however, that the Company will not be required to obtain the consent of any of the Company's lenders or noteholders.

     Governing Law. The Merger Agreement is governed by the laws of the State of Delaware.

  Merger-Related Matters

     Shareholder Approval. Under the FBCA and the Company's articles of incorporation, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby, unless the Merger is consummated pursuant to the short-form merger provisions under the FBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger). The Merger Agreement provides that, if applicable, Technical Olympic and the Purchaser will cause to be voted in favor of the Merger all of the Shares then owned by Technical Olympic, the Purchaser or any other Subsidiary of Technical Olympic. In the event that the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

     Short-Form Merger. Section 607.1104 of the FBCA provides that, if the parent corporation owns at least 80% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a plan of merger adopted by the board of directors of the parent corporation and the appropriate filings with the Florida Department of State, without the approval of the shareholders of the subsidiary corporation (a "short-form merger"). Under the FBCA, if the Purchaser acquires at least 80% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, the Company has agreed in the Merger Agreement to take, at the request of Technical Olympic, all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after such acquisition, without a meeting of the Company's shareholders. In the event that less than 80% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the initial Expiration Date, the Purchaser may extend the Offer for up to ten business days so that the Merger may be consummated as a short-form merger. In addition, Technical Olympic and the Purchaser may elect to have a subsequent offering period. See Section 1. In the event that less than 80% of the Shares are acquired by the Purchaser in the initial offering period, a subsequent offering period may assist the Purchaser in reaching the 80% minimum necessary to engage in a short-form merger with the Company.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. If the Merger is consummated, holders of Shares may have certain rights pursuant to the provisions of Sections 607.1301 through 607.1320 of the FBCA to dissent and obtain payment of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable). However, pursuant to the FBCA, dissenters' rights will not be available if on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the Merger is to be acted upon or to consent to any such action without a meeting, the Shares are either (1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by not fewer than 2,000 shareholders.

     If dissenters' rights were available and the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer price or the market value of the Shares. Shareholders should recognize that the value so determined could be higher or lower than the Offer price or the Merger Consideration. Moreover, Technical Olympic may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of each Share is less than the price paid in the Offer or the Merger.

     If any holder of Shares who demands appraisal under Section 607.1302 of the FBCA fails to perfect, or effectively withdraws or loses such holder's right to appraisal, as provided in the FBCA, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the FBCA and is qualified in its entirety by the full text of Sections 607.1301 through 607.1320 of the FBCA.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 607.1301 THROUGH 607.1320 OF THE FBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF ANY SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

  Other Arrangements

     Employment Agreements. Prior to execution of the Merger Agreement, the Company had entered into an employment agreement with Alec Engelstein, its chief executive officer, and change of control severance agreements with each of Messrs. Harry Engelstein, John A. Kraynick, Lawrence R. Shawe, David Shapiro and Paul M. Leikert (collectively, with Alec Engelstein, the "Executive Officers"). The Company also had change of control severance agreements with seven Division Presidents of the Company or its subsidiaries (one of whom also had an employment agreement).

     Concurrently with the signing of the Merger Agreement, the Company entered into employment agreements (the "Employment Agreements") with the Executive Officers and certain Division Presidents (collectively the "Senior Officers") to be effective immediately prior to the closing of the Offer contemplated by the Merger Agreement, except as described below. As part of his Employment Agreement, Alec Engelstein has also entered into a separate Non-Competition Agreement that is deemed to be part of his Employment Agreement. Copies of the Employment Agreements with the Executive Officers of the Company have been filed as exhibits to the Schedule TO and are incorporated herein by reference, and the following summary is qualified in its entirety by reference to such agreements. The Employment Agreements with the Executive Officers of the Company may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     The Employment Agreements supercede the existing change of control and severance agreements and provide for the continued employment of the Senior Officers. They also obtain for the Company non-competition, confidentiality and non-solicitation of employee covenants from the Senior Officers. In the absence of the Employment Agreements, certain change of control and severance benefits under the former agreements may have been triggered or vested upon consummation of the Offer and the Merger.

     The Employment Agreements provide for an initial employment term beginning on the closing of the Offer and ending on December 31, 2003. Unless earlier terminated by the Company or the Senior Officer, the Employment Agreements will renew on a month-to-month basis commencing in 2004 (on a year-to-year basis in the case of Alec Engelstein). The Employment Agreements provide that in the event the closing of the Offer contemplated by the Merger Agreement does not occur, the Employment Agreements will be of no force or effect and the former agreements will be reinstated.

     Pursuant to the Employment Agreements, the current annual base salaries of Messrs. Alec Engelstein, Harry Engelstein, Kraynick, Shawe, Shapiro and Leikert are $750,000, $355,000, $355,000, $270,000, $260,000 and $260,000, respectively, for this calendar year, with scheduled annual increases beginning on January 1, 2001 thereafter. In addition, the Employment Agreements establish incentive bonus formulas comparable to the criteria previously used by the Company in determining annual discretionary incentive bonuses. The agreement with Alec Engelstein also provides a retirement benefit upon his termination of employment (the continuation of his base salary for 60 months) and also for the payment of aggregate annual premiums of up to $90,000 per year with respect to two life insurance policies owned by a trust established by Mr. Engelstein.

     The Employment Agreements provide severance payments and benefits in the event a Senior Officer is terminated without cause or resigns due to a reduction in duties or for certain other reasons as set forth in the Employment Agreement. In addition, upon a qualifying termination of employment following a future change of control (as defined in the Employment Agreements), the agreements (other than Alec Engelstein's) provide, in general, for a payment equal to two times the individual's base salary plus bonus. The agreement with Alec Engelstein provides for a payment upon a change of control of three times his base salary, bonus and the cost of certain benefits provided to him. Upon a termination of employment, he would also be entitled to the severance benefits provided by the agreement. The Employment Agreements also provide (1) with respect to the Executive Officers, for an additional "make-whole" payment from the Company if the Executive Officer is subject to the excise tax on "parachute payments" pursuant to the Code and (2) with respect to the Division Presidents, for a cut back on payments to them if necessary for any such payments to the Division President not to be subject to the excise tax on "parachute payments." Beginning with their date of execution, the Employment Agreements bar the Senior Officers (1) from using or disclosing confidential information or trade secrets and soliciting employees of the Company for 18 months following their termination of employment and (2) from engaging in a competing business (as defined in the Employment Agreement) with the Company prior to the earlier of the first anniversary of their termination of employment or December 31, 2003.

  Shareholders Agreement

     The following is a summary of certain provisions of the Shareholders Agreement. The summary is qualified in its entirety by reference to the Shareholders Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an Exhibit to the Schedule TO.

     Alec Engelstein, Sheila Engelstein (Alec Engelstein's wife), Harry Engelstein, David Shapiro and certain trusts for the benefit of Alec Engelstein's and Harry Engelstein's children and grandchildren (each, a "Shareholder") have entered into the Shareholders Agreement. The Shareholders own in the aggregate 3,743,049 Shares, representing approximately 34% of the Shares issued and outstanding on October 12, 2000. Any Shares acquired by a Shareholder after such date (pursuant to the exercise of an option or otherwise) will also be subject to the terms of the Shareholders Agreement.

     Each of the Shareholders has agreed to validly tender (and not withdraw), in accordance with the terms of the Offer not later than the close of business on the third business day after the Offer commences, all Shares held by them.

     Each of the Shareholders has agreed to vote their Shares in favor of the Merger, against any action that would result in a material breach of any of the Company's obligations under the Merger Agreement, against any Acquisition Transaction other than a transaction proposed by Technical Olympic and against any proposed action or transaction that would prevent or delay the Merger. Each Shareholder granted to Technical Olympic an irrevocable proxy with respect to the voting of such Shares in accordance with the preceding sentence.

     Each of the Shareholders has agreed not to, except as provided in the Shareholders Agreement, (1) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of any or all of such Shareholder's Shares, (2) grant any proxy or power-of-attorney with respect to such Shares or deposit such Shares into a voting trust or enter into a voting agreement with respect to such Shares or (3) take any other action that would have the effect of preventing, disabling or delaying the performance of such Shareholder's obligations under the Shareholders Agreement.

     Each Shareholder granted to Technical Olympic an irrevocable option (each, an "Option," and collectively, the "Options") to purchase such Shareholder's Shares at a purchase price per Share equal to $19.10, or any higher price paid in the Offer, in cash.

     The Shareholders Agreement provides that Technical Olympic may exercise an Option, in whole but not in part, at any time and from time to time, after the first to occur of (1) any event as a result of which Technical Olympic will be entitled to receive a termination fee pursuant to the Merger Agreement, (2) the receipt by the

Company of an Acquisition Proposal prior to any termination of the Merger Agreement, (3) the acquisition by any Person (other than Technical Olympic or the Purchaser) of beneficial ownership of more than 20% of the outstanding voting securities of the Company or an option or rights to acquire more than 20% of such voting securities of the Company prior to any termination of the Merger Agreement or (4) the breach by the Shareholder who granted such Option of such Shareholder's obligations under the Shareholders Agreement to tender and vote such Shareholder's Shares (the first of such events to occur, a "Purchase Event"); provided, however, that except as provided in the last sentence of this paragraph, each Option will terminate and be of no further force and effect upon the earliest to occur of (1) the Effective Time and (2) (a) in the event that the Merger Agreement is terminated and a Purchase Event pursuant to clause (1) of the first sentence of this paragraph has occurred, four months after such termination of the Merger Agreement, (b) in the event that the Merger Agreement is terminated and no Purchase Event has occurred, the time of such termination of the Merger Agreement, and (c) in the event that the Merger Agreement is terminated and a Purchase Event pursuant to clause (2), (3) or (4) of the first sentence of this paragraph has occurred, 12 months and one day after the termination of the Merger Agreement. Notwithstanding the termination of the Options, Technical Olympic will be entitled to exercise any Option if it has given written notice of its intent to exercise such Option in accordance with the terms of the Shareholders Agreement prior to the termination of such Option and the termination of such Option will not affect any rights in this paragraph.

     Except as expressly provided in the Shareholders Agreement with respect to the Options, the Shareholders Agreement and the covenants set forth therein will terminate upon the earlier of any termination of the Merger Agreement and the Effective Time.

12. CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Merger Agreement, the Purchaser shall not be obligated to accept for payment any of the Shares until the expiration of any waiting periods applicable under the HSR Act, and the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) the Minimum Condition shall not have been satisfied or (ii) prior to the time of acceptance of any Shares pursuant to the Offer any of the following shall occur:

          (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") by any governmental entity (i) challenging the acquisition by Technical Olympic or the Purchaser of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger, (ii) seeking to prohibit or impose any material limitation (including any hold separate obligation) on Technical Olympic's, the Purchaser's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Technical Olympic and its Subsidiaries taken as a whole, or (iii) seeking to impose material limitations on the ability of Technical Olympic or the Purchaser effectively to acquire or hold, or to exercise full rights of ownership of, the Shares, including the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company;

          (b) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Merger Agreement, the Offer or the Merger, or a Required Regulatory Approval shall not have been obtained or shall not be in full force and effect or any other action shall have been taken, by any court or other governmental entity, that, in such case, could reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through
     (iii) of paragraph (a) above;

          (c) (i) any of the representations and warranties of the Company contained in the Merger Agreement is not complete and accurate, individually or in the aggregate with the other representations and warranties of the Company contained in the Merger Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to materiality or to Material Adverse Effect, in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company, as if such representations and warranties were made as of such time on or after the date of the Merger Agreement (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall not be so complete and accurate in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company as of such specific date); or (ii) any of the representations and warranties contained in Section 3.1(f) or 3.1(h) of the Merger Agreement are not complete and accurate in all material respects as of such time on or after the date of the Merger Agreement; provided that for the purposes of this provision, the representations and warranties contained in Section 3.1(h) of the Merger Agreement shall be deemed complete and accurate in all material respects if they are complete and accurate in all material respects with respect to the Significant Subsidiaries listed on Schedule 6.1-E to the Merger Agreement,
     (iii) the Company has breached in any material respect any covenant or agreement contained in the Merger Agreement and has not cured that breach within ten Business Days after written notice from Technical Olympic or prior to the expiration of the Offer, if earlier, or (iv) any change or event shall have occurred that has, or could reasonably be expected to have, a Material Adverse Effect on the Company;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation system; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or a member state of the European Union; (iii) any limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions; (iv) a suspension of, or limitation on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad; (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or a member state of the European Union; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or a worsening thereof;

          (e) the Company Board (or any special committee thereof) shall have withdrawn, modified or changed in any manner adverse to Technical Olympic or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or resolved to do any of the foregoing;

          (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal or the Company Board shall have resolved to do any of the foregoing;

          (g) any Person, other than Technical Olympic or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of the then outstanding Shares; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms.

     The conditions set forth in clauses (a) through (h) above are for the sole benefit of Technical Olympic and the Purchaser and may be asserted by Technical Olympic and the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Technical Olympic and the Purchaser in whole or in part at any time and from time to time, by express and specific action to that effect, in their sole discretion. The failure by Technical Olympic or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     The capitalized terms used in this Section 12 shall have the meanings set forth in the Merger Agreement.

13. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon obtaining any financing arrangements. The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares on a fully diluted basis pursuant to the Offer and the Merger, to pay related fees and expenses of Technical Olympic and the Purchaser (including fees related to expected financing) and to effect the Merger will be approximately $242 million. The Purchaser will obtain these funds from Technical Olympic, either directly or indirectly via Engle Holdings through loans, advances or capital contributions or available cash of the Company. Technical Olympic has received an advance in the form of a subordinated loan from its immediate parent company, Technical Olympic (UK) Plc, of $80 million and currently intends to obtain additional necessary funds to consummate the Offer and subsequent Merger through an acquisition bridge loan facility. The bridge loan proceeds will be advanced by Technical Olympic to the Purchaser for the purpose of providing a portion of the funds needed to complete the Offer and the Merger.

     Technical Olympic has received a firm financing commitment letter issued by Bank of America, N.A. and its affiliates, Banc of America Securities LLC and Banc of America Mortgage Capital Corporation, to Technical Olympic for an acquisition bridge loan in the amount of $135 million. The bridge loan will have an initial six month maturity subject to extension for up to an additional 12 months. Interest will be payable monthly at a ratcheting rate based on LIBOR (London Interbank Offered Rate) plus 4% for the initial six months and increasing to 9% after one year. The bridge loan will be secured by a pledge of Technical Olympic's equity interests in Engle Holdings and Newmark plus an assignment of rights to certain fees and distributions payable to Technical Olympic by its subsidiaries. Following the Merger, Technical Olympic expects to repay the bridge loan with borrowings, distributions and contributions from its parent and subsidiaries.

     Technical Olympic also received a firm commitment letter from Bank of America, N.A. and its affiliated companies to provide a $100 million term loan and a $275 million revolving credit facility to the Company following the Merger. Proceeds from these facilities will provide working capital and funds required to repurchase the Company's $250 million of senior notes. Upon the occurrence of the change of control which will occur at the consummation of the Offer, the Company will be required under the terms of applicable indentures to make within 30 days an offer to purchase its senior notes at a price of 101% of their principal amount, plus accrued but unpaid interest.

     To date, Technical Olympic has not executed any definitive loan agreements. If and when definitive agreements regarding the financing of the Offer are executed, copies will be filed as exhibits to the Schedule TO. Technical Olympic is confident that it will be successful in arranging a short-term bridge loan for the Offer. In the event Technical Olympic is unable to secure such a facility with acceptable terms and conditions, it will investigate alternative financing arrangements. Currently, Technical Olympic is in the process of identifying any such alternative arrangements.

14. DIVIDENDS AND DISTRIBUTIONS.

     As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement until the earlier of (1) the Effective Time, (2) such time as designees of Technical Olympic and the Purchaser constitute a majority of the Company Board and (3) such time as the Merger Agreement may be terminated in accordance with its terms, without the written consent of Technical Olympic, the Company will, and will cause each of its Subsidiaries to,
(1) not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its shareholders (other than payments by Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company) (2) not issue or sell any of its stock (except upon exercise of options which are outstanding on the date of the Merger Agreement) or any options, warrants or convertible or exchangeable securities and (3) not split, combine or reclassify its outstanding stock.

15. CERTAIN LEGAL MATTERS.

     General. Technical Olympic and the Purchaser are not aware of any pending legal proceeding relating to the Offer. Except as otherwise described herein, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither Technical Olympic nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Technical Olympic as contemplated herein. Should any such approval or other action be required, the Purchaser and Technical Olympic currently contemplate that such approval or other action will be sought or taken. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences materially adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 12.

     State Takeover Laws. The Company is subject to Section 607.0901 (the "Affiliated Transactions Statute") of the FBCA. The Affiliated Transactions Statute generally prohibits a Florida corporation from engaging in an "affiliated transaction" with an "interested shareholder," unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time during the three years prior to the public announcement relating to the affiliated transaction or the corporation complies with certain statutory fair price provisions.

     Subject to certain exceptions, under the FBCA, an "interested shareholder" is a person who beneficially owns more than 10% of the corporation's outstanding voting shares. In general terms, an "affiliated transaction" includes: (i) any merger or consolidation with an interested shareholder; (ii) the disposition to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation's consolidated assets or outstanding shares or representing 5% or more of the corporation's earning power or net income; (iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate recapitalization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     Because a majority of the disinterested directors of the Company Board has approved the Merger Agreement and the Shareholders Agreement and the transactions contemplated by each of such agreements, the provisions of the Affiliated Transactions Statute are not applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Shareholders Agreement.

     The Company is also subject to Section 607.0902 of the FBCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of publicly held Florida corporations that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more, of such voting power.

     The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.

     Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger agreement and an acquisition which has been approved by the board of directors before the acquisition, the provisions of the Control Share Acquisition Statute are not applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Shareholders Agreement.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 12.

     Antitrust Compliance. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     Technical Olympic and the Company believe that a filing under the HSR Act for the Offer or the Merger is not required, and each does not presently intend to make such a filing. Technical Olympic and the Company are taking this position based upon the advice of their respective antitrust counsel in reliance, in part, on an exemption from filing in respect of an acquisition of voting securities of a company, the assets of which consist of certain real property assets. The reliance on exemptions from filing under the HSR Act is also dependent upon a good faith determination made by Technical Olympic, within 60 days prior to the consummation of the Offer, that the value of certain assets of the Company that are not exempt under the real property or other exemptions does not exceed certain HSR Act filing thresholds. Technical Olympic expects to make such a determination.

     If an exemption were not available, pursuant to the HSR Act, Technical Olympic S.A. and the Company would be required to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing made by Technical Olympic S.A. and the Company, unless early termination of the waiting period is granted, or Technical Olympic S.A., any of its affiliates or the Company receives a request for additional information or documentary material relevant to the Offer prior thereto. If either the FTC or the Antitrust Division were to make such a request(s) for additional information or documentary material, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request(s), unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Purchaser, or the divestiture of substantial assets of the Company or its subsidiaries, or of Technical Olympic or its subsidiaries. Private parties (including individual states) also may bring legal action under the antitrust laws of the United States under certain circumstances. Technical Olympic and the Purchaser do not believe that the consummation of the Offer or the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES.

     Banc of America Securities LLC is acting as Dealer Manager for the Offer and as financial advisor to Technical Olympic in connection with Technical Olympic's proposed acquisition of the Company, for which services Banc of America Securities LLC will receive customary compensation. Technical Olympic also has agreed to reimburse Banc of America Securities LLC for reasonable costs and expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Banc of America Securities LLC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Banc of America Securities LLC and its affiliates may actively trade or hold the securities of the Company and Technical Olympic S.A. for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Banc of America Securities LLC and certain of its affiliates will also receive customary fees in connection with their firm commitment to provide certain credit facilities, including the acquisition bridge loan, described in Section 13, and their agency services in connection with these facilities.

     The Purchaser has also retained MacKenzie Partners to act as the Information Agent and Wilmington Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interviews and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Neither Technical Olympic nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF TECHNICAL OLYMPIC OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Technical Olympic have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the principal office of the SEC in Washington, D.C., in the manner set forth in Section 8.

                                            HELIOS ACQUISITION CORP.

October 20, 2000

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
          THE PURCHASER, TECHNICAL OLYMPIC AND TECHNICAL OLYMPIC S.A.

DIRECTORS AND EXECUTIVE OFFICERS OF HELIOS ACQUISITION CORP.

     The following table sets forth the name, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Helios Acquisition Corp. Each person has a business address at 20 Solomou Street, Ana Kalamaki, Athens, Greece 17456 and is a citizen of Greece, unless a different business address and/or citizenship is indicated under his or her name. Directors are indicated by an asterisk.

NAME, BUSINESS ADDRESS                   CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
AND CITIZENSHIP                               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                   ------------------------------------------
Constantinos Stengos*.........  Chairman and Managing Director, Technical Olympic S.A. since
                                1965; Director, Technical Olympic (UK) Plc since November
                                1999; Director and President, Technical Olympic USA, Inc.
                                since November 1999; Director and President, Helios
                                Acquisition Corp. since October 2000; Chairman, Newmark
                                Homes Corp. since December 1999.

Tommy L. McAden*..............  Director, Vice President and Chief Financial Officer,
  3624 Long Prairie             Technical Olympic USA, Inc. since January 2000; Director and
  Flower Mound, Texas 75022     Vice President, Treasurer and Assistant Secretary, Helios
  Citizenship: United States    Acquisition Corp. since October 2000; Chief Financial
                                Officer, Pacific Realty Group, Inc. from 1994 to December
                                1999.

Holly A. Hubenak*.............  Vice President, Secretary and General Counsel, Technical
  1200 Soldiers Field Drive     Olympic USA, Inc. since February 2000; Director, Vice
  Sugar Land, Texas 77479       President and Secretary, Helios Acquisition Corp. since
  Citizenship: United States    October 2000; Associate and Of Counsel, Vinson & Elkins
                                L.L.P. from 1981 to January 2000.

DIRECTORS AND EXECUTIVE OFFICERS OF TECHNICAL OLYMPIC USA, INC.

     The following table sets forth the name, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Technical Olympic USA, Inc. Each person has a business address at 20 Solomou Street, Ana Kalamaki, Athens, Greece 17456 and is a citizen of Greece, unless a different business address and/or citizenship is indicated under his or her name. Directors are indicated by an asterisk.

NAME, BUSINESS ADDRESS                   CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
AND CITIZENSHIP                               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                   ------------------------------------------
Constantinos Stengos*.........  See above.

Yannis Delikanakis*...........  Real Estate & Housing Director, Technical Olympic S.A. since
                                September 1999; Director and Vice President, Technical
                                Olympic USA, Inc. since November 1999; Director, Newmark
                                Homes Corp. since December 1999; Director and Manager of
                                Real Estate Development and Project Management Departments,
                                Lambert Smith Hampton S.A. from 1994 to 1999.

Andreas Stengos*..............  Director, Technical Olympic S.A. since 1989 and General
                                Manager since 1995; Director and General Director, Technical
                                Olympic (UK) Plc since 1997; Director and Treasurer,
                                Technical Olympic USA, Inc. since November 1999; Director,
                                Newmark Homes Corp. since December 1999.

NAME, BUSINESS ADDRESS                   CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
AND CITIZENSHIP                               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                   ------------------------------------------
George Stengos*...............  Stock Market and Purchasing Director, Technical Olympic S.A.
                                since 1996; Director and Corporate Secretary, Technical
                                Olympic (UK) Plc since 1997; Director, Assistant Secretary and Assistant Treasurer, Technical Olympic USA, Inc. since
                                November 1999; Director, Newmark Homes Corp. since December
                                1999; student prior to 1996.

Zoi Stengou*..................  Director and Vice President, Technical Olympic S.A. since
                                1992; Director and Vice President, Technical Olympic (UK)
                                Plc since November 1999; Director and Vice President,
                                Technical Olympic USA, Inc. since January 2000.

Tommy L. McAden*..............  See above.
  3624 Long Prarie
  Flower Mound, Texas 75022
  Citizenship: United States

Holly A. Hubenak..............  See above.
  1200 Soldiers Field Drive
  Sugar Land, Texas 77479
  Citizenship: United States

DIRECTORS AND EXECUTIVE OFFICERS OF TECHNICAL OLYMPIC S.A.

     The following table sets forth the name, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Technical Olympic S.A. Each person has a business address at 20 Solomou Street, Ana Kalamaki, Athens, Greece 17456 and is a citizen of Greece, unless a different business address and/or citizenship is indicated under his or her name. Directors are indicated by an asterisk.

NAME, BUSINESS ADDRESS                   CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
AND CITIZENSHIP                               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                   ------------------------------------------
Constantinos Stengos*.........  See above.

Andreas Stengos*..............  See above.

Zoi Stengou*..................  See above.

Chrissi Stengou*..............  Architectural Works Director, Technical Olympic S.A. since
                                1998 and Public Relations Manager from 1993 to 1998.

George Stengos................  See above.

Constantinos Lampos*..........  Technical Director (Highway Projects), Technical Olympic
                                S.A. since 1989.

Yannis Delikanakis............  See above.

Thanasis Klapadakis*..........  Legal Matters & Arbitrations Director, Technical Olympic
                                S.A. since 1992.

George Hatzis.................  Financial Director -- Main Offices, Technical Olympic S.A.
                                since June 1998; Financial Director, Erteka S.A. from 1995 to 1998.

Takis Kazantzis...............  Financial Director -- South & North Western Greece,
                                Technical Olympic S.A. since 1999; Director of Finance
                                Department, Mochlos S.A. from 1995 to 1999.

Marianna Stengou..............  Public Relations Director, Technical Olympic S.A. since
                                December 1999; student prior to December 1999.

Spiros Magliveras.............  Financial Main Offices Director, Technical Olympic S.A.
                                since February 2000; Treasurer of Omilos Papaellina and
                                Financial Director, Escha Ellas S.A. from 1995 to 2000.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                            WILMINGTON TRUST COMPANY

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (302) 651-1079

                             Confirm by Telephone:
                                 (302) 651-8869

                  By Mail:                              By Hand or Overnight Courier:
          Wilmington Trust Company                        Wilmington Trust Company
          Corporate Trust Division                        Corporate Trust Division
                P.O. Box 8861                       1105 North Market Street, First Floor
          Wilmington, DE 19899-8861                          Rodney Square North
                                                            Wilmington, DE 19801

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                     [BANC OF AMERICA SECURITIES LLC LOGO]

                               9 West 57th Street
                            New York, New York 10019

                         (212) 583-8537 (Call Collect)
                                       or
                    CALL TOLL-FREE (888) 583-8900 EXT. 8537